Exhibit 99.1

FOR IMMEDIATE RELEASE

LM Funding Receives Favorable Ruling in Lawsuit Allowing Homeowners Associations to Continue to Collect What They Are Owed

Tampa, Fla. – February 27, 2017 – LM Funding America, Inc. (NASDAQ:LMFA), a specialty finance company offering unique funding solutions to community associations, received a favorable ruling from a Federal District Court judge in Florida regarding a proposed class action lawsuit filed by Wilmington Savings Fund Society, FSB (Wilmington).

This is a victory for not only LM Funding, but homeowners associations and responsible home and condominium owners throughout Florida.

“This is a significant win for homeowners associations and every person who pays their fees and mortgages on time each and every month,” said R. Dean Akers, Chief Operating Officer of LM Funding. “There are a number of investors trying to profit from expanding a limited exception to paying association dues reserved for legitimate holders of first mortgages. They do this by trying to coerce associations into accepting reduced payments. If associations are forced to accept smaller payments, they have to look to the remaining, responsible home and condo owners in their association to make up the difference.”

This particular case involved Wilmington Savings Fund Society, representing a so-called “vulture capital fund” that buys large numbers of distressed mortgages in default or foreclosure. Some of the mortgages Wilmington acquired were in community associations funded and serviced by LM Funding, which contracts with homeowners and condo associations to provide funding and servicing for uncollected dues.

In the lawsuit, Wilmington claimed that in two specific instances LM Funding’s association clients, through their lawyers paid for by LM Funding, were attempting to collect fees that were greater than what was owed. Florida’s “safe harbor” law limits the amount owed by a first mortgage owner to 12 months of association fees or one percent of the mortgage, whichever is smaller. However, many bulk mortgage buyers improperly claim eligibility for the “safe harbor” exception, so the association requires its collection lawyers to require proof. In the Wilmington case, LM Funding’s client association requested full payments, but Wilmington claimed “safe harbor.”

While Wilmington ultimately provided proof of first mortgage status and made a final payment, they filed a lawsuit, alleging that the association’s lawyers paid for by LM Funding should not have asked for more than the safe harbor payments, and Wilmington asked a judge to certify their case for class action status. But the U.S. District Court judge in Tampa rejected that request.

After rejecting the class action request, the court went on to say that Florida law already has an efficient way to handle these types of disputes – and those laws are a much better way to resolve matters than class action.

“Without financial assistance from LM Funding, many homeowner associations are unable to fight for what they’re owed and have to simply accept unfair terms,” said Dawn Wieger O’Neil, a St. Petersburg association attorney who has practiced for 27 years. “This court decision continues to properly allow associations to collect what they are owed.”

LM Funding will now pursue legal fees in the Wilmington case. In addition, the company will continue to fight another class action lawsuit in Miami-Dade County involving the Solaris Condominium Association. LM Funding does not believe this case should have been certified as a class action and has appealed that decision as well as the trial court judge’s standing because the judge’s wife is a partner in the law firm that filed the suit.

“The underlying usury claim is simply frivolous and we will be seeking legal fees from anyone joining the class once we prevail,” said Bruce M. Rodgers, Chairman and CEO of LM Funding. “Ultimately, we believe our growth and profitability will be unhindered by these types of predatory lawsuits.”

About LM Funding America

LM Funding America, Inc., together with its subsidiaries, is a specialty finance company that provides funding to nonprofit community associations (Associations) primarily located in the state of Florida, as well as in the states of Washington, Colorado and Illinois. The company offers funding to Associations by purchasing a certain portion of the Associations’ rights to delinquent accounts that are selected by the Associations arising from unpaid Association assessments. It is also involved in the business of purchasing delinquent accounts on various terms tailored to suit each Association’s financial needs, including under its New Neighbor Guaranty™ program. The company was founded in 2008 and is based in Tampa, Florida. The company's common shares and warrants trade on the NASDAQ Capital Market under the symbols "LMFA" and "LMFAW”.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements.  Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company’s filings with the SEC. The occurrence of any of these risks and uncertainties could have a material adverse effect on the company’s business, financial condition, and results of operations.

Company Contact:

Bruce Rodgers

Chairman and CEO

LM Funding America, Inc.

Tel (813) 222-8996

investors@lmfunding.com

Investor Relations Contact:

Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

LMFA@liolios.com

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